Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-166845, 333-166450, 333-144383, 333-127519, 333-116971, 333-67444, 333-67448, 333-72603, 333-35355, 333-10505, 333-10507 and Form S-3 Nos. 333-169136, 333-59390, 333-44218, 333-00667, 33-89226 and 33-69080) of Quidel Corporation of our reports dated February 25, 2011, with respect to the consolidated financial statements and schedule of Quidel Corporation, and the effectiveness of internal control over financial reporting of Quidel Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ ERNST & YOUNG LLP
San Diego, California
February 25, 2011